EXHIBIT 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the statement on Schedule 13D to which this joint filing agreement is attached, and all amendments thereto, shall be filed jointly on behalf of each of them with respect to the common stock, par value $0.0001 per share, of Mobile Infrastructure Corporation, a Maryland corporation.

Each of the undersigned acknowledges that it, he, or she is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning it, him, or her contained therein; but none of the undersigned is responsible for the completeness or accuracy of the information concerning any other undersigned, except to the extent it, he, or she knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in counterparts and shall remain in effect until revoked in writing by any undersigned with respect to that undersigned. This agreement is intended solely to satisfy the requirements of Rule 13d-1(k)(1) and does not, by itself, create any agreement regarding voting, disposition or acquisition of securities.

Date: August 4, 2026

MANUEL CHAVEZ, III

/s/ Manuel Chavez, III

STEPHANIE HOGUE

/s/ Stephanie Hogue

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